                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                  SCHEDULE 13D

                               (AMENDMENT NO. 2)

                              STARRETT CORPORATION
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                   885-677-11
                                 (CUSIP Number)

                              JONATHAN I. MAYBLUM
                            STARTT ACQUISITION, LLC
                        C/O LAWRENCE RUBEN COMPANY, INC.
                         600 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 980-0910

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                   Copies to:
                             JOEL I. PAPERNIK, ESQ.
                  SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
                                551 FIFTH AVENUE
                            NEW YORK, NEW YORK 10176
                           TELEPHONE: (212) 661-6500

                               DECEMBER 30, 1997
            (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box. [ ]


         Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1 (a) for other parties to whom copies are to be sent.





                              (Page 1 of 18 Pages)

-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       2       OF         18       PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Startt Acquisition, Inc.*                                           Employer Tax Id:  13-397-0392
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)  [X]
                                                                                                               (b)  [ ]

------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                    [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               0*
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          0*
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0*
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]

------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%*
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     CO
------------------------------------------------------------------------------------------------------------------------------

*  As a result of the merger described in Item 4, Startt Acquisition, Inc.
   ceased to exist on December 30, 1997.




-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       3       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Startt Acquisition, LLC                                             Employer Tax Id:  13-397-0393
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]

------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     OO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       4       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            LR Startt, LLC
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     OO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       5       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard G. Ruben
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)  [X]
                                                                                                               (b)  [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            PF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                    [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                          [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     IN
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       6       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            AV Startt, LLC
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     OO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       7       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew Penson
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            PF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     IN
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       8       OF       18         PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            AM Startt, LLC
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     OO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       9       OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Marc Lasry
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            PF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     IN
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       10      OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BA Startt
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     PN
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       11      OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackacre Capital Group, L.P.
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     PN
------------------------------------------------------------------------------------------------------------------------------






-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       12      OF         18       PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BA Startt GP I LLC
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     OO
------------------------------------------------------------------------------------------------------------------------------






-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE      13       OF         18       PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BA Startt GP II LLC
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                 OO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       14      OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackacre Capital Management Corp.
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Connecticut
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     CO
------------------------------------------------------------------------------------------------------------------------------





-------------------------------------------------                         ------------------------------------------------
CUSIP NO.     885-677-11                                   13D              PAGE       15      OF        18        PAGES
          -------------------------------------                                  -------------    ----------------
-------------------------------------------------                         ------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey B. Citrin
------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)   [X]
                                                                                                               (b)   [ ]


------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS

            PF, OO
------------------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)                                                                                     [ ]


------------------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
------------------------------------------------------------------------------------------------------------------------------
     NUMBER OF              7      SOLE VOTING POWER
      SHARES                              0
    BENEFICIALLY      --------------------------------------------------------------------------------------------------------
     OWNED BY               8      SHARED VOTING POWER
       EACH                               100 (See Item 5)
     REPORTING        --------------------------------------------------------------------------------------------------------
    PERSON WITH             9      SOLE DISPOSITIVE POWER
                                          0
                      --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER
                                          100 (See Item 5)
 -----------------------------------------------------------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100 (See Item 5)
------------------------------------------------------------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES                                                                                           [ ]


------------------------------------------------------------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     100%
------------------------------------------------------------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON

                     IN
------------------------------------------------------------------------------------------------------------------------------

                                                            Page 16 of 18 Pages


         This Amendment No. 2 to the Statement on Schedule 13D (this "Amendment") amends and supplements the Statement on Schedule 13D filed on October 28, 1997, as amended by Amendment No. 1 thereto filed on December 23, 1997 (as amended, the "Statement"), with respect to the beneficial ownership of shares of common stock, par value $1.00 of Starrett Corporation, a New York corporation (the "Company") by Startt Acquisition, LLC, a Delaware limited liability company ("Parent"), Startt Acquisition, Inc., a New York corporation and a wholly-owned subsidiary of Parent ("Purchaser") and certain other persons. This Amendment is filed as a result of the merger of Purchaser with and into the Company.

         Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Statement.

ITEM 4.  Purpose of Transaction.

         Pursuant to the Agreement and Plan of Merger, dated as of October 16, 1997, by and between Purchaser and Company (the "Merger Agreement"), on December 30, 1997 Purchaser merged with and into the Company (the "Merger") in accordance with Section 905 of the New York Business Corporation Law (the "BCL"). The Company was the surviving corporation in the Merger and the Purchaser ceased to exist upon the effectiveness of the Merger. On December 31, 1997, the Company filed with the Securities and Exchange Commission on Form 15 a Certificate and Notice of Termination of Registration under Section 12 (g) of the Exchange Act. Upon the effectiveness of the Merger, the Company's shares of common stock were delisted from the American Stock Exchange.

ITEM 5.  Interest in Securities of the Issuer.

         Items 5(a) and (b) are hereby amended and supplemented by adding thereto the following:

         (a) In accordance with the terms of the Merger Agreement, on December 30, 1997 (i) all issued and outstanding shares of common stock of the Company not previously tendered to Purchaser were converted into the right to receive payment of $12.25 per share in cash, canceled and retired and (ii) each of the 100 issued and outstanding shares of capital stock of Purchaser was converted into one share of common stock of the Company and (iii) each share of common stock of the Company held in the treasury was canceled and retired without any consideration therefor. In addition, on December 30, 1997, pursuant to Section 515 of the BCL, the shares of common stock of the Company held by the Reporting Persons (other than the shares referred to in (ii) above) were canceled by action of the Board of Directors of the Company.

         (b) Each of the Reporting Persons identified in Item 2(a) collectively share voting power and dispositive power with regard to the 100 shares of the Company issued to the Parent as a result of the Merger.

                                                            Page 17 of 18 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 16, 1998



                                 STARTT ACQUISITION, INC.

                                 By:  STARRETT CORPORATION,
                                       Its Successor In Interest

                                       By:  /s/ Jonathan I. Mayblum
                                            -----------------------------------
                                             Name:  Jonathan I. Mayblum
                                             Title: President

                                 STARTT ACQUISITION, LLC

                                 By :   /s/ Jonathan I. Mayblum
                                        ---------------------------------------
                                          Name:  Jonathan I. Mayblum
                                          Title:  President

                                 LR STARTT, LLC

                                 /s/ Jonathan I. Mayblum
                                 ----------------------------------------------
                                 By:  Jonathan I. Mayblum
                                      Authorized Signatory

                                RICHARD G. RUBEN

                                /s/ Jonathan I. Mayblum
                                -----------------------------------------------
                                By:  Jonathan I. Mayblum
                                     Authorized Signatory

                                AV STARTT, LLC

                                /s/ Jonathan I. Mayblum
                                -----------------------------------------------
                                By:  Jonathan I. Mayblum
                                     Authorized Signatory

                                ANDREW PENSON

                                /s/ Jonathan I. Mayblum
                                -----------------------------------------------
                                By:  Jonathan I. Mayblum
                                     Authorized Signatory

                                AM STARTT, LLC

                                /s/ Jonathan I. Mayblum
                                -----------------------------------------------
                                By:  Jonathan I. Mayblum
                                     Authorized Signatory

                                MARC LASRY

                                /s/ Jonathan I. Mayblum
                                -----------------------------------------------
                                By:  Jonathan I. Mayblum
                                     Authorized Signatory

                                                            Page 18 of 18 Pages



                                BA STARTT

                                By:  Blackacre Capital Group, L.P.,
                                        General Partner

                                      By:  Blackacre Capital Management Corp.,
                                             General Partner

                                        By :     /s/ Jeffrey B. Citrin
                                                 ------------------------------
                                                 Name:   Jeffrey B. Citrin
                                                 Title:  President


                                BLACKACRE CAPITAL GROUP, L.P.

                                By:  Blackacre Capital Management Corp.,
                                       General Partner

                                By :     /s/ Jeffrey B. Citrin
                                         --------------------------------------
                                         Name:   Jeffrey B. Citrin
                                         Title:  President


                                BA STARTT GP I LLC

                                By:  Blackacre Capital Group, L.P.
                                      Managing Member

                                      By:  Blackacre Capital Management Corp.,
                                             General Partner

                                             By :     /s/ Jeffrey B. Citrin
                                                      -------------------------
                                                      Name:   Jeffrey B. Citrin
                                                      Title:  President

                                BA STARTT GP II LLC

                                By:  Blackacre Capital Group, L.P.
                                       Managing Member

                                       By:  Blackacre Capital Management Corp.,
                                              General Partner

                                              By :     /s/ Jeffrey B. Citrin
                                                       ------------------------
                                                       Name:  Jeffrey B. Citrin
                                                       Title: President

                                BLACKACRE CAPITAL MANAGEMENT CORP.

                                By :   /s/ Jeffrey B. Citrin
                                       ----------------------------------------
                                       Name:   Jeffrey B. Citrin
                                       Title:  President

                               /s/ Jeffrey B. Citrin
                               ------------------------------------------------
                                       Jeffrey B. Citrin